EXHIBIT 99.1

Tegal Corporation   140 2nd St., Suite 318, Petaluma, CA  94952 [T] (707) 763-5600  [F] (707) 773-2854  www.tegal.com

Tegal Makes Strategic Investment in NanoVibronix, Innovator in Global Wound Care  and Catheter Markets

Tegal Draws on Semiconductor and MEMS Expertise to Expand Portfolio to Medical Devices

Petaluma, Calif., November 29, 2011 — Tegal Corporation (NASDAQ: TGAL) today announced that it has made a $300,000 strategic investment in NanoVibronix Inc., a private company that develops medical devices and products that implement its proprietary therapeutic ultrasound technology.

NanoVibronix is a medical device company focused on creating products utilizing its proprietary low-intensity surface acoustic wave (SAW) technology.  The company's unique, patented approach enables the transmission of low-frequency, low-intensity ultrasound waves through a variety of soft, flexible materials, including skin and tissue, enabling low-cost, breakthrough devices targeted at large, high-growth markets.

NanoVibronix is developing a series of products directed at the treatment of chronic, non-healing wounds.  The global wound care market is estimated to reach $22.8 billion by 2017, of which approximately one-third is addressed by advanced wound care products, according to a report recently published by Global Industry Analysts, Inc., a research group.  The growth of the market is being fueled by an aging population and the rapidly increasing incidence of diabetes world-wide.

The company's first product, PainShieldTM MD has gained FDA clearance and CE Mark certification in Europe, and is marketed for the treatment of tendonitis, muscle pain and trigeminal neuralgia.  Additionally, the company has developed a family of disposable ultrasound devices to treat catheter-associated infection and injury, accomplished by preventing biofilm formation and decreasing the friction between the catheter and body tissues.  The UroShieldTM product is currently CE mark certified, and is the subject of several independent clinical trials being conducted by leading researchers in Europe and the Middle East.

“Our investment in NanoVibronix expands the Tegal portfolio to new markets and new commercial horizons,” said Mr. Mika.  “NanoVibronix is a technology leader in the application of surface acoustic waves in the treatment of wounds and the prevention of infection in indwelling catheters.  Under the leadership of Dr. Harold Jacob, NanoVibronix Chief Executive Officer, the company has demonstrated the scientific merit, safety and efficacy of devices using this technology to address the therapeutic needs of patients and clinicians.”

“Tegal’s investment and management expertise are critical to accelerating the growth of NanoVibronix,” said Dr. Jacob.  “We are extremely pleased to partner with Tegal as we take the next step in our corporate growth plan.”

NanoVibronix Release

About Tegal
Since its founding in 1972, Tegal Corporation has been dedicated to the development and application of emerging technologies.  Often on the forefront of major inventions, Tegal’s process and capital equipment know-how enabled the development and manufacturing of leading-edge devices – from early microprocessors to advanced memory and LEDs, as well as to newest filtering and sensing devices that are present in the most advanced smart phones. Tegal draws upon its historic market and technology leadership in semiconductors and MEMS devices to engage in the promotion of other emerging technologies, including PV-based solar power generation and medical devices.  Tegal is actively evaluating opportunities for partnerships with diversified technology-based companies in order to exploit our shared experience and to enhance our value as a public company.  Tegal is headquartered in Petaluma, California.  Please visit us on the web at www.tegal.com.

About NanoVibronix
NanoVibronix, located in Nesher Israel, develops products that implement its proprietary therapeutic ultrasound technology. The company's products are used in the area of active wound care to treat chronic wounds and for soft-tissue healing. The company has also developed a unique line of catheter based disposable ultrasound devices designed to treat catheter associated injury including pain, discomfort and biofilm formation. The first two products in this category are the UroShield™ for in-dwelling urinary catheters and NG-Shield™ for in-dwelling Nasogastric tubes.  More information may be obtained at www.nanovibronix.com.

Tegal Contact:
Thomas Mika
President & CEO
Tel: +1 707 763-5600
Email: tmika@tegal.com

Nano Vibronix Contact:
Harold Jacob, MD
CEO
Email: Harold@NanoVibronix.com
www.nanovibronix.com

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